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                                                                  EXHIBIT (5)(b)

                     VAN KAMPEN AMERICAN CAPITAL TAX-EXEMPT
                                     TRUST -
                     VAN KAMPEN AMERICAN CAPITAL HIGH YIELD
                                 MUNICIPAL FUND
                              SUBADVISORY AGREEMENT

THIS AGREEMENT is made this 31st day of May, 1997, by and between VAN KAMPEN AMERICAN CAPITAL ASSET MANAGEMENT, INC., a Delaware corporation (the "Adviser") and VAN KAMPEN AMERICAN CAPITAL ADVISORS, INC., a Delaware corporation (the "Subadviser").

WHEREAS, Van Kampen American Capital Tax-Exempt Trust (the "Trust") is registered under the Investment Company Act of 1940, as amended (the "Act"), as an open-end, diversified management investment company, consisting of multiple series of investment portfolios;

WHEREAS, the Adviser is registered under the Investment Advisers Act of 1940, as amended, as an investment adviser and engages in the business of acting as an investment adviser;

WHEREAS, the Subadviser is registered under the Investment Advisers Act of 1940, as amended, as an investment adviser;

WHEREAS, the Agreement and Declaration of Trust authorizes the Trustees of the Trust to classify or reclassify authorized but unissued shares of the Trust, and as of the date of this Agreement, the Trust's Trustees have authorized the issuance of one series of shares representing interests in one investment portfolio--the Van Kampen American Capital High Yield Municipal Fund (the Fund) (such portfolio and any other portfolios hereafter added to the Trust being referred to collectively herein as the "Funds");

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated May 31, 1997, with the Trust (the "Investment Advisory Agreement"), pursuant to which the Adviser shall act as investment adviser with respect to the Fund; and

WHEREAS, the securities sought for the investment portfolio of the Fund are sold in a highly specialized market and the Adviser is desirous to engage a subadviser in an effort to improve its access to that market and enhance its ability to acquire investment securities that meet the Fund's investment objectives;

WHEREAS, the Adviser wishes to retain the Subadviser for purposes of rendering such advisory services to the Adviser in connection with the Fund upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

(1) APPOINTMENT OF SUBADVISER. The Adviser hereby appoints the Subadviser to render investment research and advisory services to the Adviser with respect to the Fund, under the supervision of the Adviser and subject to the approval and direction the Trust's Trustees, and the Subadviser hereby accepts such appointment, all subject to the terms and conditions contained herein.

(2) INVESTMENT ANALYSIS. The duties of the Subadviser shall include:

     a. obtaining and evaluating pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the Fund, and whether concerning the individual issuers whose securities are included in the Fund or the activities in which such issuers engage, or with respect to securities which the Subadviser considers desirable for inclusion in the Fund's investment portfolio;

     b. determining which issuers and securities shall be represented in the Fund's investment portfolio


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and  regularly  reporting  thereon to the  Adviser  and,  at the  request of the
Adviser, to the Trust's Trustees; and

     c. formulating and implementing continuing programs for the purchases and sales of the securities of such issuers and regularly reporting thereon to the Adviser and, at the request of the Adviser, to the Trust's Trustees.

(3) CONTROL BY TRUSTEES. Any investment program undertaken by the Subadviser pursuant to this Agreement, as well as any other activities undertaken by the Subadviser with respect to the Fund, shall at all times be subject to any directives of the Trust's Trustees.

(4) COMPLIANCE WITH APPLICABLE REQUIREMENTS. In carrying out its obligations under this Agreement, the Subadviser shall at all times conform to:

     a. all applicable provisions of the Act and any rules and regulations adopted thereunder;

     b. the provisions of the registration statement of the Trust, as the same may be amended from time to time, under the Securities Act of 1933 and the Act;

     c. the provisions of the Investment Advisory Agreement;

     d. the provisions of the Agreement and Declaration of Trust of the Trust, as the same may be amended from time to time;

     e. the provisions of the by-laws of the Trust, as the same may be amended from time to time; and

     f. any other applicable provisions of state or federal law.

(5) COMPENSATION. The Adviser shall pay the Subadviser, as compensation for services rendered hereunder, an annual fee, payable monthly, which for the initial one-year term of this Agreement shall be paid according to the following fee schedule: 0.40% of the first $20 million of the Fund's average daily net assets, 0.25% of the next $30 million of the Fund's average daily net assets and 0.15% of the excess over $50 million of the Fund's average daily net assets. The average daily net assets of the Fund shall be determined by taking the average of the net assets for each business day during a given calendar month, calculated in the manner provided in the Trust's Agreement and Declaration of Trust. After the termination of the initial term of this Agreement, such fee schedule shall be subject to annual adjustment concurrently with renewal of this Agreement for an additional one-year term. Each annual renewal shall be deemed to be at the fee schedule in effect immediately prior to the expiration of the most recent term unless a new fee schedule is set prior to renewal in writing signed by the Adviser and the Subadviser, in which case the renewal will be deemed to be at the fee schedule set forth in such writing.

(6) EXPENSES OF THE FUND. All of the ordinary business expenses incurred in the operations of the Fund and the offering of its shares shall be borne by the Fund unless specifically provided otherwise in the Investment Advisory Agreement.

(7) NON-EXCLUSIVITY. The services of the Subadviser to the Adviser with respect to the Trust and the Fund are not to be deemed to be exclusive, and the Subadviser shall be free to render investment advisory and administrative or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that officers or directors of the Subadviser may serve as officers or directors/trustees of the Adviser or of the Trust, and that officers or directors/trustees of the Adviser or of the Trust may serve as officers or directors of the Subadviser to the extent permitted by law; and that the officers and directors of the Subadviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or trustees of any other firm or trust, including other investment advisory companies.

(8) TERM AND APPROVAL. This Agreement shall have an initial term through May 31, 1999, and may be continued from year to year thereafter, provided that the continuation of the Agreement is specifically approved at least annually:

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     a. (i) by the  Trust's  Trustees  or (ii) by the vote of "a majority of the outstanding voting securities" of the Fund (as defined in Section 2(a)(42) of the Act); and

     b. by the affirmative vote of a majority of the trustees who are not parties to this Agreement or "interested persons" (as defined in the Act) of a party to this Agreement (other than as Trustees of the Trust), by votes cast in person at a meeting specifically called for such purpose.

(9) TERMINATION. This Agreement may be terminated as to the Fund at any time, without the payment of any penalty, by vote of the Trust's Trustees or by vote of a majority of the Fund's outstanding voting securities, or by the Adviser, or by the Subadviser on sixty (60) days' written notice to the other party and to the Trust. The notice provided for herein may be waived by either party. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for purposes of this paragraph having the meaning defined in
Section 2(a)(4) of the Act.

(10) LIABILITY OF SUBADVISER. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Subadviser or any of its officers, directors or employees, the Subadviser shall not be subject to liability to the Adviser for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

(11) NOTICES. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to such address as may be designated for the receipt of such notice, with a copy to the Trust. Until further notice, it is agreed that the address of (i) the Trust shall be One Parkview Plaza, Oakbrook Terrace, Illinois 60181; (ii) that of the Adviser shall be 2800 Post Oak Blvd., Houston, Texas 77056; and (iii) that of the Subadviser shall be 40 Broad Street, Suite 828, Boston, Massachusetts 02110.

(12) QUESTIONS OF INTERPRETATION. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretations thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to the Act. In addition, where the effect of a requirement of the Act reflected in any provision of the Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

(13) MISCELLANEOUS PROVISIONS

The execution of this Agreement has been authorized by the Trust's Trustees and by the sole shareholder. This Agreement is executed on behalf of the Trust or the Trustees of the Trust as Trustees and not individually and that the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding only upon the assets and property of the Trust. A Certificate of Trust in respect of the Fund is on file with the Secretary of State of Delaware.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first written above.


VAN KAMPEN                                  VAN KAMPEN
AMERICAN CAPITAL                            AMERICAN CAPITAL
ADVISORS, INC.                              ASSET MANAGEMENT, INC.

By: /s/ Peter W. Hegel                      By: /s/ Dennis J. McDonnell
   ---------------------------              ---------------------------

Name:  Peter W. Hegel                       Name:  Dennis J. McDonnell

Its:  Executive Vice President              Its:  President